Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. December 2, 2015: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter ended September 30, 2015.

For the three months ended September 30, 2015, the Company reported sales rose 47% to $3,278,225 compared to sales of $2,223,943 for the same period last year. The Company reported a net loss of $411,302, or $0.18 per basic and diluted share, compared to a net loss of $1,112,264 or $0.48 per basic and diluted share for the same period last year.

For the six months ended September 30, 2015, sales rose 31% to $6,214,715 versus $4,738,328 for the same period last year. The Company reported a net loss of $1,188,379, or $0.51 per basic and diluted share, compared to a net loss of $1,855,113 or $0.80, per basic and diluted share.

“The primary reasons for the improvement were higher sales resulting from the sale of Company’s new sealed line of ionization smoke and combinations alarms and it’s sealed carbon monoxide alarms. The Company’s joint venture reported higher earnings in the quarter resulting from increased purchases of sealed products from Universal”, said Harvey Grossblatt CEO of Universal Security Instruments Inc.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended September 30,
	2015	2014
Sales	$3,278,225	$2,223,943
Net loss	(411,302)	(1,112,264)
Loss per share:
Basic and diluted	$(0.18)	$(0.48)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Six Months Ended September 30,
	2015	2014
Sales	$6,214,715	$4,738,328
Net loss	(1,188,379)	(1,855,113)
Loss per share:
Basic and diluted	$(0.51)	$(0.80)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

ASSETS
	September 30,
	2015	2014
Cash	$148,817	$2,788,927
Accounts receivable and amount due from factor	2,005,920	1,620,317
Inventory	4,508,651	2,841,982
Prepaid expenses	337,509	382,137
TOTAL CURRENT ASSETS	7,000,897	7,633,363

INVESTMENT IN HONG KONG JOINT VENTURE	12,740,385	13,922,079
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	157,398	198,760
OTHER ASSETS	6,000	38,134
TOTAL ASSETS	$19,904,680	$21,792,336

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$1,001,007	$-
Accounts payable	1,311,58	778,295
Accrued liabilities	148,928	292,250
TOTAL CURRENT LIABILITIES	2,461,522	1,070,545

LONG TERM OBLIGATION	-	25,000
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at September 30, 2015 and 2014	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	3,399,953	6,580,003
Accumulated other comprehensive income	1,134,235	1,207,818
TOTAL SHAREHOLDERS’ EQUITY	17,443,158	20,696,791
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,904,680	$21,792,336